NOTE: IF ERD CHANGED, EDIT THESE MKT MATS AND FRONT & BACK OF SOF (CAN SEARCH & REPLACE FOR APRIL 30, 2005 HEREIN)

MARKETING MATERIALS

FOR

MAINSTREET FINANCIAL CORPORATION

[MHC STOCK OFFERING]

Draft # 2
Dated:  October 10, 2006

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MainStreet Financial Corporation
MHC Stock Offering Marketing Materials

TABLE OF CONTENTS

LETTERS
Letter to Eligible Past & Current Customers
Letter to Potential Investors (Call-Ins & Community Prospects)
Ryan Beck "Broker Dealer" Letter
Stock Order Acknowledgment Letter
Stock Certificate Mailing Letter
OTS Required Letter
Community Meeting Invitation

ADVERTISEMENTS
Local Tombstone Newspaper Advertisement (Optional - requires a Community Offering be underway)
Local Tombstone/Meeting Newspaper Advertisement (Optional - requires a Community Offering be underway)
Branch Lobby Poster (Optional)

FORMS
Stock Order Form - Printer typeset

OTHER
Q&A Brochure

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LETTER TO ELIGIBLE PAST & CURRENT DEPOSITORS
[MainStreet Financial Corporation Letterhead]

Dear Sir/Madam:

As you may recall, in November 2004, MainStreet Savings Bank, FSB reorganized into the mutual holding company structure. As part of this change in our corporate structure, the Bank became a wholly owned subsidiary of MainStreet Financial Corporation, our stock holding company. At that time, we also formed MainStreet Financial Corporation, MHC as the mutual holding company parent of MainStreet Financial Corporation.

I am pleased to announce another exciting change, as well as an investment opportunity. Our Board of Directors has adopted a Stock Issuance Plan (the "Plan") pursuant to which MainStreet Financial is conducting an initial public stock offering. As a result, our organization will become partially owned by stockholders, while MainStreet Financial Corporation, MHC will own a majority of our outstanding shares of common stock. The proceeds from the stock offering may be used by us to make loans, to purchase securities and to support continued growth of MainStreet Savings Bank, FSB.

As an eligible current or past depositor of MainStreet Savings Bank, FSB, you have an opportunity, without any obligation, to purchase our shares of common stock before they are offered for sale to the public. All shares will be sold at $10.00 per share. No sales fee will be charged to investors who purchase in the offering.

Please note that:

  Our business focus will not change. The proceeds resulting form the sale of shares will give us additional flexibility to continue to grow and to achieve our business goals.

  The Plan will not result in changes to the balance, interest rate or maturity of your deposit or loan accounts with us. You will continue to enjoy the same services, with the same Board of Directors and staff.

  Your deposit accounts at the Bank will remain insured by the Federal Deposit Insurance Corporation, up to the maximum legal limits. The shares of common stock being offered however, like all common stock, cannot be insured.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of MainStreet Financial Corporation common stock during the offering, complete the enclosed stock order form and return it in the reply envelope provided. Stock order forms must be received (not postmarked) by 12:00 Noon, Hastings, Michigan time, on ________, 2006. If you are considering the use of funds you have in an IRA for this purchase, please call our Stock Information Center promptly for guidance as IRA-related orders require additional processing time.

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I invite you to consider this opportunity to share in our future as a stockholder of MainStreet Financial Corporation. If you have any questions about the Plan or the stock offering, please contact our Stock Information Center at the number shown below.

Sincerely,

David L. Hatfield
President & Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center at (__) ___-____
From 10:00 a.m. to 4:00 p.m., Hastings, Michigan time, Monday through Friday

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LETTER TO POTENTIAL INVESTORS (Call-Ins & Community Prospects)
[MainStreet Financial Corporation Letterhead]

Dear Friend:

I am pleased to inform you that MainStreet Financial Corporation, the parent company of MainStreet Savings Bank, FSB, is conducting an initial public offering of shares of common stock. All shares will be sold at $10.00 per share. No sales fee will be charged to investors who purchase in the offering.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of MainStreet Financial Corporation common stock during the offering, complete the enclosed stock order form and return it in the reply envelope provided. Stock order forms must be received (not postmarked) by 12:00 Noon, Hastings, Michigan time, on ________, 2006. If you are considering the use of funds you have in an IRA for this purchase, please call our Stock Information Center promptly for guidance as IRA-related orders require additional processing time.

If you have any questions about the Plan or the stock offering, please contact our Stock Information Center at the number shown below.

Sincerely,

David L. Hatfield
President & Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center at (__) ___-____
From 10:00 a.m. to 4:00 p.m., Hastings, Michigan time, Monday through Friday

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RYAN BECK "BROKER DEALER" LETTER
[Ryan Beck Letterhead]

Dear Sir/Madam:

At the request of MainStreet Financial Corporation, we are enclosing materials regarding the offering of shares of MainStreet Financial Corporation common stock. We encourage you to review this information carefully, including the enclosed Prospectus describing the stock offering.

Ryan Beck & Co., Inc. has been retained by MainStreet Financial Corporation as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

________________________________________________
NOTE:  To accompany, not replace, one of the preceding cover letters.

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STOCK ORDER ACKNOWLEDGEMENT LETTER
[MainStreet Financial Corporation Letterhead]

[imprinted with name & address of subscriber]

Date

STOCK ORDER ACKNOWLEDGEMENT

This letter confirms receipt of your order to purchase shares of MainStreet Financial Corporation common stock. Please review the following information carefully to verify that we have accurately recorded your order information. If any information does not agree with your records, please call our Stock Information Center at (___) ___-____, from 10:00 a.m. to 4:00 p.m., Hastings, Michigan time, Monday through Friday. Refer to the batch and order number listed below.

    ORDER INFORMATION:

Batch #: _____
Order #: _____
No. of Shares Requested: _________
Offering Category: _____ (subject to verification; see descriptions below)

    STOCK REGISTRATION:

Name 1
Name 2
Name 3
Address1
Address2
City, State, Zip
Ownership Type: ______

This letter acknowledges only that your order and payment have been received. It does not guarantee that your order will be filled, either completely or partially. Purchase limitations and share allocation procedures in the event of an oversubscription are described in the Prospectus dated __________, 2006, in the section entitled "The Stock Offering - Subscription Offering and Subscription Rights."

Thank you for your order,

MainStreet Financial Corporation

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Offering Category Descriptions:

1.	MainStreet Savings Bank, FSB depositors with at least $50 on deposit on April 30, 2005;
2.	MainStreet Financial Corporation's employee stock ownership plan;
3.	MainStreet Savings Bank, FSB depositors, other than directors and officers of MainStreet Financial Corporation, with at least $50 on deposit September 30, 2006;
4.	MainStreet Savings Bank, FSB depositors with at least $50 on deposit on October 31, 2006;
5.	General Public - Residents of Barry, Ionia, Kalamazoo, Eaton, Allegan, Kent, Calhoun & Van Buren Counties, Michigan.
6.	General Public - Other.

NOTE:  Letter to be provided to Mellon who will imprint and mail out the acknowledgements.

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STOCK CERTIFICATE MAILING LETTER
[MainStreet Financial Corporation Letterhead]

Dear Stockholder:

I would like to welcome you as a stockholder of MainStreet Financial Corporation. A total of ___________ shares were purchased by investors at $10.00 per share.

Your stock certificate is enclosed. We recommend that you keep it in a safe place, such as in a safety deposit box or deposited with a brokerage firm. Carefully review the certificate to make sure the registration name and address are correct. If you find an error, or have questions about your certificate, please contact our Transfer Agent:

on the web:
__________________________
by mail:
[name]
[street]
[city, state, zip]
by phone:
(___) ___-____
by email:
________

If the stock certificate must be forwarded to the Transfer Agent, we recommend that you deliver it using registered mail. Replacing a lost or destroyed stock certificate can be a complicated and time-consuming process. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all stockholder communications.

If you paid for your shares by check or money order, you have received, or soon will receive, a check representing interest earned on your funds. Interest payments were calculated at MainStreet Savings Bank, FSB's statement savings account rate (___ % per annum) from the date your funds were processed until _____, 200__. If you paid for your shares by authorizing a withdrawal from a MainStreet Savings Bank, FSB deposit account, that withdrawal has been made. Interest was earned at your account's contractual rate, and was credited to your account to the date of withdrawal, __, 200__.

MainStreet Financial Corporation common stock trades on the OTC Bulletin Board under the symbol "____". Should you wish to buy or sell MainStreet Financial Corporation shares in the future, please contact your broker.

Thank you for participating in our offering.

Sincerely,

David L. Hatfield
President & Chief Executive Officer

_______________
NOTE:  Letter assumes the order is filled. This letter will be tailored in the event of an oversubscription to mention interest plus refund. This letter will be mailed by the Transfer Agent.

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OTS REQUIRED LETTER - Side 1

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to "loan" you money to purchase a significant amount of stock in the offering. In exchange for that "loan" you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

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OTS REQUIRED LETTER - Side 2

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

  Know the Rules -- By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution's conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

  "Neither a Borrower nor a Lender Be" -- If someone offers to lend you money so that you can participate -- or participate more fully -- in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

  Watch Out for Opportunists -- The opportunist may tell you that he or she is a lawyer -- or a consultant or a professional investor or some similarly impressive tale -- who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that "everyone" enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

  Get the Facts from the Source -- If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution's website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

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COMMUNITY MEETING INVITATION
[Optional - can be included in initial mailing package]

MainStreet Financial Corporation [LOGO]

You're Invited!

You are cordially invited to a Community Meeting to learn
more about the offering of MainStreet Financial Corporation common stock and the business focus of MainStreet Savings Bank, FSB.

Senior executives of MainStreet Financial Corporation will present information and answer your questions.

DATE
TIME
PLACE
ADDRESS

FOR RESERVATIONS, PLEASE CALL

MainStreet Financial Corporation
Stock Information Center
(___) ___ - ____,
From 10:00 a.m. to 4:00 p.m. Hastings, Michigan time,
Monday through Friday, except bank holidays.

This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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LOCAL TOMBSTONE NEWSPAPER ADVERTISEMENT
[Optional - requires that a community offering be underway]

MainStreet Financial Corporation [LOGO]
Holding Company for MainStreet Savings Bank, FSB

UP TO 432,400 SHARES
COMMON STOCK

$10.00 Per Share
Purchase Price

MainStreet Financial Corporation is conducting an offering of its common stock.
Shares may be purchased directly from MainStreet Financial Corporation, without sales commissions or fees, during the offering period.

This offering expires at 12:00 Noon on ________, 2006.

To receive a copy of the Prospectus and stock order form,
call our Stock Information Center at (___) ___-____,
From 10:00 a.m. to 4:00 p.m., Monday through Friday

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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LOCAL TOMBSTONE/MEETING NEWSPAPER ADVERTISEMENT
[Optional - requires that a community offering be underway]

MainStreet Financial Corporation [LOGO]
Holding Company for MainStreet Savings Bank, FSB

UP TO 432,400 SHARES
COMMON STOCK

$10.00 Per Share
Purchase Price

MainStreet Financial Corporation is conducting an offering of its common stock.
Shares may be purchased directly from MainStreet Financial Corporation, without sales commissions or fees, during the offering period.

***

You Are Cordially Invited....

To an informational meeting to learn about the offering of
MainStreet Financial Corporation common stock
and the business focus of MainStreet Savings Bank, FSB.

[DATE]	[DATE]
_:00 _.m.	_:00 _.m.
[Location]	[Location]
[Street]	[Street]
[City]	[City]

To receive a Prospectus and stock order form, you may call or visit our Stock Information Center, from Monday through Friday, 10:00 a.m. to 4:00 p.m. The Stock Information Center is located at our main office, 629 West Main Street, Hastings. The Stock Information Center's phone number is (___) ___-____.

THIS OFFERING EXPIRES AT 12:00 NOON ON _______, 2006.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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BRANCH LOBBY POSTER[Optional]

TIME IS RUNNING OUT!

***

We are conducting an offering of shares of our common stock

UP TO 432,400 SHARES
COMMON STOCK

$10.00 Per Share

THIS OFFERING EXPIRES AT 12:00 NOON ON _____ __, 2006

If you have questions about the stock offering or wish to
request additional nformation, including a Prospectus,
please call our Stock Information Center at (___) ___-____
From 10:00 a.m. to 4:00 p.m., Monday through Friday.

Our Stock Information Center is located at our main office,
629 West State Street, Hastings.

MainStreet Financial Corporation [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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Q&A BROCHURE

[MainStreet Financial Corporation LOGO]

Q&A About Our Stock Offering

This pamphlet answers questions about MainStreet Financial Corporation's stock offering. Investing in shares of common stock involves certain risks. Before making a decision, please read the enclosed Prospectus carefully, including the "Risk Factors" section beginning on page __.

GENERAL
Our Board of Directors has determined that the stock offering is in the best interest of MainStreet Financial Corporation, MainStreet Savings Bank, FSB, our customers and the communities we serve.

Q. What is the stock offering?
A. Under our Stock Issuance Plan, MainStreet Financial Corporation will become partially owned by purchasers of shares of common stock in the offering. Eligible depositors will have first priority to purchase the shares before they are offered to the general public. The shares are being offered at a purchase price of $10.00 per share. There will be no sales commissions or fees charged to investors who purchase shares in the stock offering.

Q. What are the reasons for the stock offering?
A. Proceeds raised through the sale of the shares will enhance the Bank's regulatory capital levels and may be used for general corporate purposes, including lending efforts and operational growth.

Q. Will customers notice any change in MainStreet Savings Bank, FSB's day-to-day activities as a result of the stock offering?
A. No, it will be business as usual. There will be no effect on our management, staff or branches as a result of the stock offering. We will continue to operate as an independent bank.

Q. Will the stock offering affect customers' deposit accounts or loans?
A. No. The stock offering will not affect the balance or terms of deposit or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limit. Deposit accounts are not being converted to shares of common stock.

PURCHASING SHARES

Q. How many shares are being offered and at what price?
A. MainStreet Financial Corporation is offering for sale between 319,600 and 432,400 shares (subject to increase to 497,260 shares) of common stock at $10.00 per share.

Q. Who is eligible to purchase stock in the Subscription Offering?
A. As further described in the Prospectus, non-transferable rights to buy shares of common stock in a Subscription Offering have been granted in the following order of eligibility priority:

Priority #1 - MainStreet Savings Bank, FSB depositors who held at least $50 on deposit on April 30, 2005;
Priority #2 - MainStreet Financial Corporation's tax qualified plans, including the employee stock ownership plan;
Priority #3 - MainStreet Savings Bank, FSB depositors, other than directors and officers of MainStreet Financial Corporation, who held at least $50 on deposit on September 30, 2006; and,
Priority #4 - MainStreet Savings Bank, FSB depositors who held at least $50 on deposit on October 31, 2006.

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Shares not sold in the Subscription Offering will be made available to the general public in a Community Offering.

Q. How can I purchase shares in the offering?
A. Shares can be purchased by completing a stock order form and returning it, with full payment and/or authorization for direct withdrawal from certain MainStreet Savings Bank, FSB deposit accounts. The order form must be received (not postmarked) by the offering deadline, 12:00 Noon, Hastings, Michigan time, on _________, 2006. Stock order forms may NOT be delivered to MainStreet Savings Bank branches. Stock order forms can be submitted by mail, using the reply envelope provided, or by overnight or hand-delivery to the Stock Information Center address noted on the top of the stock order form.

Q. How may I pay for the shares?

A. Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, payable to MainStreet Financial Corporation. These will be cashed upon receipt.
(2)	By authorizing direct withdrawal of funds from your MainStreet Savings Bank deposit account(s). The order form section titled "Method of Payment - Deposit Account Withdrawal" allows you to list the account number(s) and amount(s) to be withdrawn. The types of MainStreet Savings Bank, FSB deposit accounts that may be used for this purpose are listed on the stock order form. Please do not list MainStreet Savings Bank, FSB IRAs or accounts with check writing privileges for direct withdrawal (see more on IRAs below). There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

Q. Will I earn interest on my funds?
A. Yes. If you pay by check or money order, you will earn interest at MainStreet Savings Bank, FSB statement savings account rate from the date we process your check or money order until the offering is completed, at which time we will issue a check for interest earned on these funds. If you pay for the shares by authorizing a direct withdrawal from your MainStreet Savings Bank, FSB deposit account(s), your funds will continue earning interest at the applicable deposit account rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the offering.

Q. Are there limits on how many shares I can order?
A. Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one person, or persons exercising subscription rights through a single qualifying deposit account held jointly, is 10,000 ($100,000). No person, with associates or persons acting in concert, may purchase more than 25,000 shares ($250,000). More detail on purchase limits, including the definition of "associate" and "acting in concert", can be found beginning on page __ of the Prospectus.

Q. Is it possible that I will not receive any shares?
A. Yes. If we receive orders in the offering for more shares than we have available to sell, we will allocate shares as described in the Prospectus. If we are unable to fill your order, in whole or in part, you will receive a refund based upon your method of payment.

Q. I am eligible to purchase shares of common stock in the Subscription Offering. May I allow someone else to use my order form to take advantage of my priority as an eligible depositor?
A. No! By law, subscription rights are non-transferable. On occasion, unscrupulous people attempt to persuade eligible accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. If you participate in these schemes, you are breaking the law and may be subject to prosecution. Likewise, if you become aware of any such activities, we ask that you notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible depositors' subscription rights during the offering.

Q. May I use my IRA to purchase the shares?
A. You may be able to use IRA funds, although using retirement funds for this type of purchase requires special arrangements and additional processing time. For guidance on using IRA funds held at MainStreet Savings Bank, FSB or elsewhere, please contact our Stock Information Center promptly, preferably at least two weeks before the ______, 2006 offering deadline.

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Q. May I use a loan from MainStreet Savings Bank, FSB to pay for shares?
A. No. MainStreet Savings Bank, FSB, by regulation, may not extend a loan or line of credit for the purchase of stock in the offering. Similarly, you may not use existing MainStreet Savings Bank, FSB line of credit checks to purchase stock in the offering.

Q. Will the stock be insured?
A. No. As is the case with any shares of common stock, MainStreet Financial Corporation's shares of common stock will not be insured.

Q. Will dividends be paid on the stock?
A. The Board of Directors of MainStreet Financial Corporation does not currently intend to pay cash dividends on the common stock sold in the offering. Although dividends may be paid in the future, there is no guarantee that this will occur.

Q. How will MainStreet Financial Corporation's shares be traded?
A.MainStreet Financial Corporation's common stock is expected to be quoted and traded on the OTC Bulletin Board. Certificates representing common stock issued in the offering will be mailed as soon as practicable following completion of the offering. Until certificates for common stock are available and delivered to subscribers, you may not be able to sell the shares of common stock for which you have subscribed, even though trading of the common stock will have commenced.

Q. Can I change my mind after I place an order to subscribe for stock?
A. No. After receipt by MainStreet Financial Corporation, your order cannot be modified or withdrawn.

WHERE TO GET MORE INFORMATION

Q. Where can I call to get more information?
A. A Stock Information Center has been established at MainStreet Savings Bank, FSB's main office. You may call our Stock Information Center at (___) ___-____, from 10:00 a.m. to 4:00 p.m., Hastings, Michigan time, Monday through Friday. The Center is not open on weekends or on bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.